EXHIBIT 19.1
THE FIRST BANCSHARES, INC.
INSIDER TRADING POLICY

I.PURPOSE

The First Bancshares, Inc. (the “Company”) has adopted this Insider Trading Policy (“Policy”) for all of its directors, officers and employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information for the purposes of complying with federal and state securities laws governing (a) trading, or causing the trading of, securities of the Company while being aware of “material nonpublic information” concerning the Company, (b) tipping or disclosing material nonpublic information to outsiders, and (c) preventing the appearance of such improper insider trading or tipping.

II. SCOPE

A.This Policy covers all directors, officers and employees of the Company and their respective family members (collectively referred to as “Insiders”), and any outsiders whom the Insider Trading Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.The Policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. The Policy also applies, under certain circumstances, to transactions in the securities of other companies.

C.The Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each Section 16 Individual and Key Employee (defined below) must sign an acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy’s terms.

III. SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.Section 16 Individuals. Each member of the Company’s Board of Directors (the “Board”), those officers of the Company designated by the Board to be “Section 16 officers” of the Company, and their respective family members and others in their households, are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) (the “Section 16 Individuals”). Section 16 Individuals must obtain prior approval of all trades in Company securities from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.C. below.
B.Key Employees. The Company considers active employees who are eligible for or who previously have received grants of stock options or restricted stock units under the Company’s 2007 Stock Incentive Plan, as amended (“Plan”), to be key employees (“Key Employees”) because of their position with the Company and their possible access to material nonpublic information.

IV. INSIDER TRADING COMPLIANCE OFFICER

The Company has designated Chandra B. Kidd, Corporate Secretary, as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer, in consultation with the Company’s Chief Financial Officer, will review and either approve or prohibit all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section VI.C. below. In addition to the trading approval duties described in Section VI.C. below, the duties of the Compliance Officer include the following:

A.Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

B.Responding to all inquiries relating to this Policy and its procedures.

C.Designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.

D.Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

E.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Section 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and, if applicable, Schedules 13D and 13G.

F.Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

G.Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and, if applicable, Schedules 13D and 13G. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

V. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.“Material” Information
Information about the Company is “material” (i) if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, (ii) if there is a substantial likelihood that it would be significant for the investment or voting decisions of a reasonable shareholder or investor, or (iii) if there is a substantial likelihood that the disclosure of the information would significantly alter the total mix of information in the marketplace about the Company. If an investor would want to buy or sell securities based on the information, the information should be considered “material”. In simple terms, “material” information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered “material”:

•Unpublished financial performance, especially quarterly and year-end earnings and significant changes in financial performance or liquidity.

•Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries.

•New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

•Significant changes or developments in services, products or product lines, research or technologies.

•Significant pricing changes.

•Stock splits, public or private securities/debt offerings, share repurchases or changes in Company dividend policies or amounts.

•Significant changes in senior management.

•Significant labor disputes or negotiations.

•Actual or threatened major litigation, or the resolution of such litigation.

•Possible proxy fights.

•An imminent change in the Company’s credit rating by a rating agency.

•Voluntary calls of debt or preferred stock of the Company.

•The contents of forthcoming publications that may affect the market price of Company securities.

•Statements by stock market analysts regarding the Company and/or its securities.

B.“Nonpublic” Information

Material information is “nonpublic” if it is not generally available to the public.
Whether information is generally available to the public is a question of fact. To be public, the information must have been disseminated in a manner designed to reach investors generally, and investors must be given a reasonable opportunity to react to the information. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.Information Concerning Other Companies

In the course of his or her association with the Company, an Insider may have access to information that is material and nonpublic in relation to other companies, including, but not limited to, customers, partners and competitors of the Company. For example, an Insider may possess nonpublic information that a major prospective customer has chosen to utilize the Company’s products and services over those of a competitor. Such material and nonpublic information is the property of the Company and trading, tipping or rendering trading advice relating to the securities of such other companies while aware of such material and nonpublic information could violate federal and state securities laws. In addition, inappropriate trading, tipping or trading advice by Insiders could irretrievably damage the Company’s customer or partner relationships. For these reasons, the Company prohibits Insiders from trading, tipping and rendering trading advice relating to other companies while aware of information that is material and nonpublic relating to such companies.

D. Consult the Compliance Officer for Guidance

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

VI. STATEMENT OF COMPANY POLICY AND PROCEDURES

A.Prohibited Activities

1.No Insider may purchase or sell, or offer to purchase or sell, Company securities while aware of material nonpublic information concerning the Company.

2.No Insider may trade in Company securities during any special trading blackout periods applicable to such Insider as designated by the Compliance Officer.

3.No Section 16 Individual or Key Employee may trade in Company securities outside of the applicable “trading windows” described in Section VI.B. below.

4.No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.C. below. To the extent possible, Section 16 Individuals and Key Employees should retain all records and documents that support their reasons for making each trade.

5.The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the Chief Financial Officer or Chief Executive Officer in accordance with the procedures set forth in Section VI.C. below.

6.No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including spouses, parents, children, siblings or other persons who are expected to hold such “tip” in confidence, individual investors, or members of the investment community and/or news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In particular, no Insider may disclose material nonpublic information to any holder of Company securities, or to any analyst, broker, dealer, investment adviser, investment company, institutional investment manager, or anyone associated with any of these securities professionals, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. In the case of inadvertent disclosure to a holder of Company securities or to a securities professional who does not expressly agree to preserve the confidentiality of the information, the Company will take steps as are necessary to disseminate promptly the information to the general public. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer and/or the Vice President, Investor Relations. The Company has established Senior Management Guidelines for Compliance with Regulation FD, a copy of which is attached hereto as Exhibit A.

7.Any person who owes an Insider an express duty of trust or confidence or with whom the Insider has a history of sharing confidences, such as a spouse, parents, children and siblings, who trades on the basis of material nonpublic information the Insider may have told them, is liable for violating the insider trading rules under what is referred to as the “misappropriation” theory. As a result, Insiders should refrain from “tipping” these people to ensure that they do not trade until the information is public or no longer material.

8.No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if trading by such other Insiders might violate the law or this Policy.

9.No Insider who purchases Company securities in the open market may sell any Company securities of the same class during the six months following the purchase (or vice versa).

10.No Insider may trade in any interest or position relating to the future price of Company securities or the securities of the Company’s competitors, such as a put, call or short sale.

11.No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to the prohibition on pledging may be made where an individual wishes to pledge securities of the Company as collateral for a loan (not including margin debt) and clearly demonstrates, in the sole discretion of the Compliance Officer, that such individual has the financial capacity to repay the loan without resort to the pledged securities.

12.No Insider may enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

13.No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) purchase or sell, or offer to purchase or sell, any security of the other public company while aware of such material nonpublic information concerning that company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company while aware of such material nonpublic information about that company.

14.Without the specific approval of the Chief Executive Officer or the Compliance Officer, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects. This includes responding to or commenting on Internet-based bulletin boards or chat rooms. If you become aware of any rumors or false statements, you should report them to the Compliance Officer.

B.Trading Windows and Blackout Periods

1.Quarterly Blackout Period and Trading Window for Section 16 Individuals and Key Employees. Section 16 Individuals and Key Employees are prohibited from trading in the Company’s securities during any blackout period. Quarterly blackout periods begin at the close of the market on the 15th day of the last month in each calendar quarter and end at the close of the market on the second full trading day following the date the Company’s quarterly earnings are released. Therefore, provided none of the restrictions on trading in Company securities set forth in Section VI.A. apply, the trading windows during which Section 16 Individuals and Key Employees may trade in Company securities begin following two full trading days after the release of the Company’s quarterly earnings and end at the close of the market on the 15th day of the last month in each calendar quarter (March 15, June 15, September 15 and December 15).1

2.No Trading During Trading Windows While Aware of Material Nonpublic Information. Notwithstanding the provisions of Section VI.B.1. above, any Section 16 Individual or Key Employee who is aware of material nonpublic information concerning the Company may trade in Company securities during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of the information.

3.No Trading During Special Blackout Periods. No Insiders identified by the Compliance Officer as being subject to a special blackout period may trade in Company securities during such special blackout period. The Compliance Officer may, following consultation with the Chief Financial Officer, declare such special blackout periods from time- to-time as conditions warrant. No Insider, whether or not subject to a special black out period, may disclose to any outside third party that a special blackout period has been designated.

4.Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.2 below.

C. Procedures for Approving Trades by Section 16 Individuals and Hardship Cases

1.Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:

a.the person trading has notified the Compliance Officer in writing at least three business days prior to the proposed trade(s) of the amount and nature of the proposed trade(s), and

b.the person trading has certified to the Compliance Officer no more than three business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

The notice and certification required by this Section VI.C.1 shall be given using the form attached hereto as Exhibit B. Beginning on the day that is the fourth business day following the date of such notice, and for four additional business days thereafter, provided that the facts referred to in Section C.1.b. remain correct, the Section 16 Individual may trade in securities of the Company, following which a new notice pursuant to this Section VI.C.1 must be given in order for the Section 16 Individual to trade in Company securities.

2.Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

a.the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and

b.the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

3.Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.

4.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, Key Employees, hardship applicants or the Compliance Officer.

D. Employee Benefit Plans

1.Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to the [Company Employee Stock Purchase Plan]2 pursuant to the terms and conditions of the plan and where applicable, the employees’ advance instructions. However, no officer or employee may alter his or her instructions regarding the purchase or sale of Company securities in such plans: (i) while aware of material nonpublic information; (ii) in the case of Section 16 Individuals, prior to receiving approval of the purchase or sale pursuant to Section VI. C.; and (iii) in the case of Key Employees, while any applicable trading window is closed or special blackout period applicable to such employee is in effect.

2.Stock Option Plans. The trading prohibitions and restrictions set forth in this Policy apply to all sales of securities acquired upon the exercise of Company-granted stock options, but not to the acquisition of securities through such exercises.

3. 401(k) Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases by officers and employees of Company securities through a Company stock fund offered through the Company’s 401(k) plan which result from automatic payroll deductions. This policy does apply, however, to any elections made by those officers and employees involving Company securities in the Company’s 401(k) plan that are not automatic, including elections to (a) increase or decrease the percentage of his or her periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the officer or employee’s Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

E. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions under federal or state securities laws and regulations, such as short-swing trading prohibitions by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should contact the Compliance Officer.

F. Program Trading Plans

Under Rule 10b5-1 of the Exchange Act, persons violate the insider trading rules if they trade in a company’s securities at a time when they are aware of material nonpublic information about the company regardless of whether they used the information in making the trade. However, a person will not violate the rules if, prior to becoming aware of the information the person entered into a binding contract for the sale or purchase of the securities, provided instructions to another person to execute the trade, or adopted a written plan for trading securities. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans. Any person desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the company whose securities are to be traded. Once entered into, in order to be fully protected such person cannot deviate from the plan in any respect at a time he or she is aware of any material nonpublic information about that company.

The Company accepts Rule 10b5-1 trading plans under certain circumstances. Any Insider desiring to enter into such a plan should contact the Compliance Officer for guidance on establishing such a plan.

VII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company in such circumstances may also be required to pay major civil or criminal penalties.

B. Company Discipline

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C. Reporting of Violations

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Disclosure

Committee and, where appropriate, the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

VIII. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

Receipt and Acknowledgment

Upon first receiving a copy of the Company’s Insider Trading Policy or any revised version, each member of the Board of Directors, each officer designated a “Section 16 Individual” and each active employee who is eligible for or has previously received awards under the Company’s Employee Incentive Benefit Plan, must sign and return to the Insider Trading Compliance Officer the following receipt and acknowledgement.

I, , hereby acknowledge that I have received and read a copy of the “Company Insider Trading Policy” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature	Date

(Print Name)

Exhibit A

Senior Management Guidelines for Compliance With Regulation FD

•Whenever the Company discloses any material nonpublic information regarding the Company or its securities to certain “Covered Persons,” the Company must make broad public disclosure of that information (1) simultaneously in the case of an intentional disclosure, or (2) “promptly” in the case of an unintentional disclosure.

•Regulation FD only applies to communications between the following persons:
Corporate communicators (“Company Representatives”):
◦senior managers and directors of the Company;
◦investor relations and public relations representatives; and
◦other personnel who regularly communicate with market professionals and holders of the Company’s securities.

Recipients (“Covered Persons”):

◦market professionals (including broker-dealers, investment advisors, analysts, portfolio managers, and investment companies); and
◦holders of the Company’s securities who are likely to trade on the basis of the material non-public information.

•Only the following Company Representatives are authorized to communicate with Covered Persons on matters involving the Company:

◦Chief Executive Officer;
◦Chief Financial Officer;
◦Head of Investor Relations function; and
◦Investor Relations personnel designated as representatives by the head of the Investor Relations function

•No other Company Representative should communicate with any Covered Person on any matter involving the Company without the prior consent of the Chief Executive Officer.

•Information is considered “material” (i) if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, (ii) if there is a substantial likelihood that a reasonable shareholder would consider the information important in making an investment decision, or (iii) if the information would significantly alter the total mix of information then available. Information is considered “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

•The SEC has listed the following as examples of material information. This should not be considered an exhaustive list.

◦Earnings information;
◦Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
◦New products or discoveries, developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
◦Changes in control or in management;
◦Change in auditors or auditor notification that the Company may no longer rely on an auditor's audit report; and
◦Events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities).

•If material, nonpublic information is disclosed accidentally by an Company Representative to a Covered Person, the Company has an obligation to issue a press release containing the same information promptly (not to exceed 24 hours) after the Company becomes aware of the disclosure.

•If the unintended disclosure occurs on a weekend or holiday, and the NASDAQ Stock Exchange is not open the next day, the Company must make the general disclosure by the time the Exchange opens on the next trading day.

•If you believe you have improperly disclosed material, nonpublic information to a Covered Person, you should immediately contact the Insider Trading Compliance Officer.

•Material, non-public information about the Company is routinely disseminated to the public through press releases, live webcasts, and SEC filings. As a rule of thumb, it takes approximately two days from the date of release for information to be thoroughly disseminated in the market. Once information is thoroughly disseminated, it is no longer subject to Regulation FD.

•Listed below is a sampling of communications and/or documents which are routinely made public by the Company through press releases, live webcasts or filings with the SEC:

Press Releases

◦Quarterly earnings releases
◦Earnings pre-announcements
◦Transactions in corporate stock
◦Announcements of analyst conference calls
◦Announcements of webcast conference remarks
◦Announcements of management changes
◦Announcements of dividend declarations

◦Announcements of corporate acquisitions and divestitures
◦Announcements of new products

Corporate Webcasts

◦Analyst conference calls
◦Presentations at analyst conferences

SEC Filings

◦Proxy Statement and Annual Report to Stockholders
◦Quarterly Reports on Form 10-Q
◦Annual Reports on Form 10-K
◦Current Reports on Form 8-K
◦Registration statements

Exhibit B

NOTICE OF PROPOSED SECTION 16 TRADE

I, the undersigned Section 16 Individual, in accordance with the Company Insider Trading Policy, hereby provide notice to the designated Insider Trading Compliance Officer of the following proposed trade(s) in the Company’s securities:
Proposed date of trade(s): (must be at least three business days following the date this notice is provided to the Compliance Officer) , 20

Proposed amount of stock: (number of shares)

Proposed nature of trade: (i.e.: acquisition, disposition, exercise of option, gift, etc.)
______________________________

Submitted to the Compliance Officer this the _____ day of ______________, 20_____

Signed:

Print Name of Section 16 Individual

CERTIFICATION REGARDING MATERIAL NONPUBLIC INFORMATION

NOTE: THIS CERTIFICATION IS TO BE EXECUTED AND PRESENTED TO THE COMPANY’S INSIDER TRADING COMPLIANCE OFFICER NO MORE THAN THREE BUSINESS DAYS PRIOR TO ANY PROPOSED SECTION 16 TRADE.

I hereby certify as of ______________________, 20______ (a date no more than three business days prior to the proposed trades (s)), that I am not aware if material nonpublic information concerning the Company.

Signed:

Print Name of Section 16 Individual